Exhibit 3.102

OPERATING AGREEMENT
OF
STERLING ACQUISITION, LLC

This Operating Agreement (the “Agreement”) of STERLING ACQUISITION, LLC, a Kentucky limited liability company (the “Company”), is entered into by OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Member”), as the sole member of the Company. As used in this Agreement, “Act” means the Kentucky Limited Liability Company Act, as the same may be amended from time to time.

RECITALS:

WHEREAS, pursuant to Sections 14A and 275 of the Act, the board of directors and the sole shareholder of Sterling Acquisition Corp., a Kentucky corporation (the “Corporation”), approved and adopted a Plan of Conversion (the “Plan of Conversion”) to convert the Corporation to a Kentucky limited liability company and filed articles of organization (the “Articles of Organization”) with the Secretary of State of the Commonwealth of Kentucky to form the Company under and pursuant to the Act;

WHEREAS, the Member owns 100% of the membership interests of the Company; and

WHEREAS, in accordance with the Act, the Member desires to enter into this Agreement to set forth the rights, powers and interest of the Member with respect to the Company and its membership interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, the Member agrees as follows:

Section 1.         Formation. The Company has been formed as a Kentucky limited liability company under and pursuant to the Act by adoption of the Plan of Conversion and the filing of the Articles of Organization with the Office of the Secretary of State of the Commonwealth of Kentucky.

Section 2.          Name. The name of the limited liability company is Sterling Acquisition, LLC.

Section 3.         Principal Business Office. The principal business office of the Company shall be located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030.

Section 4.         Registered Office. The address of the registered office of the Company in the Commonwealth of Kentucky is 421 West Main Street, Frankfort, KY 40601 (Franklin County, Kentucky).

Section 5.         Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Kentucky are

Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 421 West Main Street, Frankfort, KY 40601.

Section 6.          Member. The membership interest percentage and the mailing address of the Member are set forth on Schedule A attached hereto.

Section 7.         Certificates. The Member or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 8.         Purposes. The Company has been formed for the purposes of (a) acquiring, selling, investing in, holding, owning, leasing, managing, operating, granting mortgages on and security interests in, and acquiring and making loans secured by, real property and personal property and all rights and interests in any manner appertaining or incidental thereto, and (b) engaging in any lawful business, action or activity in which a limited liability company organized formed pursuant to the Act may engage.

Section 9.         Powers. The Company, and the Member and the Officers on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 8 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 10.       Management. In accordance with the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the Commonwealth of Kentucky. The Member has the authority to bind the Company within the meaning of the Act.

Section 11.       Officers.

(a)          Officers. The Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”). Any Officer so designated shall have such title and authority and perform such duties as the Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Member, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the general corporation law of the Commonwealth of Kentucky. Each Officer shall hold office for the term for which such Officer is designated and until such officer’s qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein. Any Officer may be removed as such, with or without cause, by the Member at any time. Any Officer may resign at any time upon written notice to the Company. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Member receives such written resignation. The initial Officers of the Company designated by the Member are listed on Schedule B attached hereto. The Member may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Company and to execute and/or attest documents as an authorized representative of the Company, subject to such specific authority and such specific limitations as the Member shall

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in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Company, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

(b)          Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)          Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the general corporation law of the Commonwealth of Kentucky.

Section 12.       Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company.

Section 13.        Capital Contributions. The Member has contributed to the Company property of an agreed value as listed on Schedule A attached hereto.

Section 14.        Additional Contributions. The Member is not required to make any additional capital contributions to the Company. However, the Member may make additional capital contributions to the Company at any time at its sole discretion. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule A of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.       Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Section 16.       Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to the Member on account of its limited liability company interests in the Company if such distribution would violate the Act or any other applicable law.

Section 17.        Exculpation and Indemnification.

(a)          Neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other person who has an interest in or claim against the

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Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.

(b)          To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)          To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)          To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)          The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

Section 18.        Resignation. The Member has the right to resign from the Company at any time.

Section 19.        Dissolution.

(a)          The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the occurrence of any event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the

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entry of a decree of judicial dissolution under the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)          Notwithstanding any other provision of this Agreement, the bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

(d)          The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Articles of Organization shall have been canceled in the manner required by the Act.

(e)          Upon the cancellation of the Articles of Organization by the filing of a certificate of cancellation or otherwise in accordance with the Act, this Agreement shall terminate.

Section 20.        Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 21.        Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 22.       Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Kentucky (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 23.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement effective as of the 27th day of February, 2015.

MEMBER:

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

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SCHEDULE A
Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership	200 International Circle Suite 3500 Hunt Valley, MD 21030	$1.00	100%

A-1

SCHEDULE B
Officers

OFFICERS	TITLE

C. Taylor Pickett	Chief Executive Officer and President

Daniel J. Booth	Chief Operating Officer and Secretary

Robert O. Stephenson	Chief Financial Officer, Treasurer and Assistant Secretary

R. Lee Crabill	Senior Vice President – Operations

Michael D. Ritz	Chief Accounting Officer, Vice President and Assistant Secretary

Megan Krull	Vice President – Operations and Assistant Secretary

Thomas H. Peterson	Assistant Treasurer

B-1